Exhibit 10.15

OPTION AGREEMENT

BETWEEN

MUSTAFA MEHMET CORPORATION as Seller

AND

TRANSATLANTIC WORLDWIDE LTD. or assigns as Buyer

TABLE OF CONTENTS

ARTICLE 1 OPTION		2

1.1.	Grant of Option	2

1.2.	Option Fee	2

1.3.	Term of Option	2

1.4.	Effect of Timely Exercise	2

1.5.	Effect of Failure to Exercise	2

ARTICLE 2 DEFINITIONS		2

2.1.	Action	2

2.2.	Affiliate	3

2.3.	BIR	3

2.4.	Cash Portion of the Purchase Price	3

2.5.	Closing	3

2.6.	Closing Date	3

2.7.	Code	3

2.8.	Companies	3

2.9.	Competition Board	3

2.10.	Consent	4

2.11.	Contract	4

2.12.	Control	4

2.13.	Damages	4

2.14.	Effective Date	4

2.15.	Employee Buyout Loan	4

2.16.	EMRA	4

2.17.	Encumbrance	4

2.18.	Environment	4

2.19.	Environmental, Health, and Safety Liabilities	5

2.20.	Environmental Law	5

2.21.	Exploration and Exploitation Licenses	6

2.22.	Escrow Agent	6

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2.23.	Escrow Agreement	6

2.24.	Exercise Notice	6

2.25.	Facilities	6

2.26.	GDPA	6

2.27.	Governmental Authorization	7

2.28.	Governmental Body	7

2.29.	Hazardous Activity	7

2.30.	Hazardous Materials	7

2.31.	Knowledge	7

2.32.	Legal Requirement	8

2.33.	Liability	8

2.34.	Licenses	8

2.35.	Material Adverse Change	8

2.36.	Marhat	8

2.37.	Notice	8

2.38.	Occupational Safety and Health Law	8

2.39.	Option Deadline Date	9

2.40.	Option Exercise Date	9

2.41.	Order	9

2.42.	Ordinary Course of Business	9

2.43.	Organizational Documents	9

2.44.	Overriding Royalties	9

2.45.	Person	10

2.46.	Proceeding	10

2.47.	PTI Effective Date Balance Sheet	10

2.48.	PTI Equipment	10

2.49.	Purchase Price	10

2.50.	Release	10

2.51.	Representative	10

2.52.	Securities Act	11

2.53.	Shares	11

2.54.	TA Stock	11

2.55.	Tax	11

2.56.	Tax Return	11

2.57.	TBNG Effective Date Balance Sheet	11

2.58.	TBNG Equipment	11

2.59.	Threat of Release	11

2.60.	TransAtlantic	11

2.61.	Turkish Regulatory Authorities	12

ARTICLE 3 SALE AND TRANSFER OF SHARES; CLOSING		12

3.1.	Shares	12

3.2.	Closing	12

3.3.	Payment of the Purchase Price	12

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO SELLER		12

4.1.	Organization and Good Standing of Seller	12

4.2.	Authority; No Conflict	13

4.3.	Ownership of the Shares	13

4.4.	Absence of Certain Liabilities	13

4.5.	Legal Proceedings; Orders	14

4.6.	Contracts	14

4.7.	Brokers or Finders	14

4.8.	Solvency	14

4.9.	Disclosure	15

4.10.	Securities Representations	15

4.11.	Ownership of Facilities	16

ARTICLE 5 REPRESENTATIONS OF SELLER WITH RESPECT TO TBNG		17

5.1.	No Conflicts	17

5.2.	Capitalization of TBNG	17

5.3.	Certain Assets of TBNG	17

5.4.	Absence of Certain Liabilities	17

5.5.	Licenses	18

5.6.	Books and Records	18

5.7.	Employee Benefits	18

5.8.	Compliance with Legal Requirements	18

5.9.	Legal Proceedings; Orders	19

5.10.	Contracts; No Defaults	20

5.11.	Insurance	22

5.12.	Environmental Matters	22

5.13.	Employees	23

5.14.	Labor Relations; Compliance	23

5.15.	Certain Payments	23

5.16.	Disclosure	24

ARTICLE 6 REPRESENTATIONS OF SELLER WITH RESPECT TO PTI		24

6.1.	No Conflicts	24

6.2.	Capitalization of PTI	24

6.3.	Certain Assets of PTI	24

6.4.	Absence of Certain Liabilities	25

6.5.	Licenses	25

6.6.	Books and Records	25

6.7.	Employee Benefits	25

6.8.	Compliance with Legal Requirements	25

6.9.	Legal Proceedings; Orders	26

6.10.	Contracts; No Defaults	27

6.11.	Insurance	29

6.12.	Environmental Matters	29

6.13.	Employees	30

6.14.	Labor Relations; Compliance	31

6.15.	Certain Payments	31

6.16.	Disclosure	31

ARTICLE 7 REPRESENTATIONS OF BUYER		31

7.1.	Organization and Good Standing	31

7.2.	Source of Purchase Price	31

7.3.	Authority; No Conflict	31

7.4.	Investment Intent	32

7.5.	Certain Proceedings	32

7.6.	Brokers or Finders	32

7.7.	Restrictions on Transferability of TA Shares	32

7.8.	Assignee of Buyer	33

ARTICLE 8 COVENANTS OF SELLER PRIOR TO CLOSING DATE		33

8.1.	Operation of the Businesses of the Companies	33

8.2.	Required Approvals	35

8.3.	Access to Books and Records	35

8.4.	Intra-Company Transfer of Assets	35

8.5.	Notification	35

8.6.	Employee Buyout Loan	36

ARTICLE 9 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		36

9.1.	Accuracy of Representations	37

9.2.	Seller’s Performance	37

9.3.	Consents	37

9.4.	Additional Documents	37

9.5.	No Proceedings	38

9.6.	No Claim Regarding Stock Ownership or Sale Proceeds	38

ARTICLE 10 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		38

10.1.	Accuracy of Representations	38

10.2.	Buyer’s Performance	38

10.3.	Consents	39

10.4.	Additional Documents	39

10.5.	No Injunction	39

ARTICLE 11 CERTAIN TAX MATTERS		39

11.1.	Cooperation on Tax Matters	39

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ARTICLE 12 TERMINATION		40

12.1.	Termination Events	40

12.2.	Effect of Termination	41

12.3.	Return of Option Fee	41

ARTICLE 13 INDEMNIFICATION; REMEDIES		41

13.1.	Survival	41

13.2.	Indemnification and Payment of Damages by Seller	41

13.3.	Indemnification and Payment of Damages by Buyer	42

13.4.	Time Limitation	42

13.5.	Procedure for Indemnification – Third Party Claims	43

13.6.	Procedure for Indemnification – Other Claims	44

13.7.	Maintenance of Minimum Net Worth	44

13.8.	Exclusive Remedy	44

ARTICLE 14 ASSIGNMENT		44

14.1.	Assignment of Agreement	44

14.2.	Separate Agreement	44

ARTICLE 15 GENERAL PROVISIONS		45

15.1.	Expenses	45

15.2.	Public Announcements	45

15.3.	Confidentiality	45

15.4.	Notices	46

15.5.	Further Assurances	47

15.6.	Waiver	47

15.7.	Entire Agreement and Modification	47

15.8.	Exhibits	47

15.9.	Assignments, Successors, and No Third-Party Rights	48

15.10.	Severability	48

15.11.	Section Headings; Construction	48

15.12.	Time of Essence	48

15.13.	Dispute Resolution	48

15.14.	Governing Law	49

15.15.	Counterparts	49

OPTION AGREEMENT

THIS OPTION AGREEMENT (“Agreement”) is entered into this 8th day of November, 2010 but effective as of October 1, 2010 (the “Effective Date”), by and among MUSTAFA MEHMET CORPORATION, an exempt company organized under the laws of the Unites States Virgin Islands (“Seller”) and TRANSATLANTIC WORLDWIDE LTD., an international business company organized under the laws of the Commonwealth of the Bahamas (hereinafter “Buyer”)

RECITALS

WHEREAS, Seller is the owner of 100% of the shares of stock (the “TBNG Shares”) of Thrace Basin Natural Gas Turkiye Corporation (“TBNG”) a corporation organized under the laws of the British Virgin Islands, which operates through a branch located in Turkey known and referred to as Thrace Basin Natural Gas Corporation Ankara Turkiye Branch (“TBNGT”);

WHEREAS, Seller is also the owner of 100% of the shares of stock (the “PTI Shares”) of Pinnacle Turkey, Inc. (“PTI”), a corporation organized under the laws of the British Virgin Islands, which operates through a branch located in Turkey known and referred to as Pinnacle Turkey, Inc. Ankara Turkiye Branch (“PTIT”);

WHEREAS, Buyer wishes to acquire an option to purchase all, but not less than all, of the TBNG Shares and the PTI Shares and Seller is willing to grant to Buyer this option, in each case on the terms and conditions set forth below;

WHEREAS, Buyer plans to create a special purpose investment vehicle (“SPV”), that the SPV will raise funds to provide a portion of the financing for this transaction and that the SPV will be formed and the funds committed prior to Buyer exercising the Option (defined below);

WHEREAS, with Buyer’s consent and cooperation, Seller will cause TBNG to transfer certain rights in the Exploration and Exploitation Licenses owned by TBNG to PTIT. After the transfers, PTI/PTIT will own, directly or indirectly, approximately 65% of the total investments in the onshore Exploration and Exploitation Licenses located in the Thrace Basin and will own additional license interests in the shelf and offshore Thrace and Gaziantep licenses; and

WHEREAS, it is Buyer’s intent that at Closing, the SPV will acquire the PTI Shares and that Buyer will acquire the TBNG Shares.

NOW THEREFORE WITNESSETH, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

OPTION

1.1. Grant of Option

Seller hereby grants to Buyer the option (“Option”) to purchase all, but not less than all, of the Shares on the terms and conditions set forth herein.

1.2. Option Fee

In consideration of the Option, Buyer has paid to Seller an option fee (herein so called) in the amount of TEN MILLION DOLLARS USD ($10,000,000) (the “Option Fee”), receipt of which is acknowledged by Seller. Other than as set forth in Sections 1.5 and 12.3, or as applied to the Cash Portion of the Purchase Price, the Option Fee is non-refundable.

1.3. Term of Option

The Option may be exercised by delivery of the Exercise Notice (hereinafter defined), by Buyer to Seller on or before the Option Deadline Date (hereinafter defined).

1.4. Effect of Timely Exercise

If Buyer delivers the Exercise Notice on or before the Option Deadline Date, then Buyer shall be deemed to have agreed to purchase the TBNG Shares and the PTI Shares and Seller shall be deemed to have agreed to sell the TBNG Shares and the PTI Shares in accordance with the further terms and conditions hereof.

1.5. Effect of Failure to Exercise

If Buyer fails to deliver the Exercise Notice on or before the Option Deadline Date, then (i) Seller shall return to Buyer the sum of FIVE MILLION DOLLARS ($5,000,000) representing one-half of the Option Fee, and (ii) this Agreement shall terminate and neither party shall have any further rights or obligations with respect hereto except as specifically provided herein.

IF BUYER EXERCISES THE OPTION THEN THE FOLLOWING PROVISIONS

SHALL BECOME APPLICABLE

ARTICLE 2

DEFINITIONS

For purposes of this Agreement, in addition to the other terms defined herein, the following terms have the meanings specified or referred to in this ARTICLE 2:

2.1. Action

“Action” means any actual or threatened Proceeding that, if determined negatively against the Seller, either of the Companies, an Affiliate of the Seller or the Companies or any

predecessor of the Seller or the Companies, would result in a Material Adverse Change with respect to the Companies’ assets or businesses.

2.2. Affiliate

“Affiliate” means, with respect to any Person, any shareholder, member, officer, director or manager of such Person or any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

2.3. BIR

“BIR” means the United States Virgin Islands Bureau of Internal Revenue or any successor agency.

2.4. Cash Portion of the Purchase Price

“Cash Portion of the Purchase Price” means the sum of ONE HUNDRED MILLION DOLLARS USD ($100,000,000.00), adjusted as provided herein.

2.5. Closing

“Closing” is defined in Section 3.2.

2.6. Closing Date

“Closing Date” means the date and time as of which the Closing actually takes place. The Closing Date shall be on or before 90 days following the Option Exercise Date unless, on such date, all required Governmental Authorizations have not been obtained despite the applications therefor having been diligently made, in which case the Closing Date shall be extended for a period ending on the earlier to occur of (i) the expiration of sixty (60) days from such date and (ii) the date which is five days following the date on all Governmental Authorizations are received.

2.7. Code

“Code” means the Internal Revenue Code of 1986 or any successor law, as the same is applicable in the United States Virgin Islands, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

2.8. Companies

“Companies” means TBNG and PTI.

2.9. Competition Board

“Competition Board” means the Competition Board of the Republic of Turkey.

2.10. Consent

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

2.11. Contract

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is, as of the date of reference, legally binding.

2.12. Control

“Control” over a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or any other equity interests, representation on its board of directors or body performing similar functions, by contract or otherwise. The terms “Controlling” and “Controlled” will have corollary meanings.

2.13. Damages

“Damages” is defined in Section 13.2.

2.14. Effective Date

“Effective Date” means October 1, 2010.

2.15. Employee Buyout Loan

“Employee Buyout Loan” means any loan obtained by Seller prior to Closing hereunder for the purpose of paying all or any portion of the amounts due by Seller to the former owners of the Shares.

2.16. EMRA

“EMRA” means the Energy Markets Regulatory Authority of the Republic of Turkey.

2.17. Encumbrance

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

2.18. Environment

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters,

drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

2.19. Environmental, Health, and Safety Liabilities

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

2.20. Environmental Law

“Environmental Law” means any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

2.21. Exploration and Exploitation Licenses

“Exploration and Exploitation Licenses” means any exploration license or production lease held by the Companies (either in their own name or through a Turkish branch), as extended, re-issued or reviewed prior to the Closing Date.

2.22. Escrow Agent

“Escrow Agent” means Banco Swizzera Italiano (BSI AG) in Zurich, Switzerland

2.23. Escrow Agreement

“Escrow Agreement” means that certain Escrow Agreement among Buyer, Seller and Escrow Agent, for the purpose of maintaining and disposing of the TA Stock in accordance with its terms. The Escrow Agreement will contain material terms substantially as set forth in the form that is attached hereto as Exhibit 2.23.

2.24. Exercise Notice

“Exercise Notice” means the Notice to be delivered by Buyer to Seller to exercise the Option in the form attached hereto as Exhibit 2.24.

2.25. Facilities

“Facilities” means any real property, leaseholds, or other interests owned or operated by the Companies as of the Effective Date and any buildings, plants, structures, pipelines or equipment (including motor vehicles and rolling stock) owned or operated by the Companies as of the Effective Date , including, but not limited to, the Companies’ headquarters buildings and real property which are located at Tekirdag, Turkey.

2.26. GDPA

“GDPA” means the General Directorate of Petroleum Affairs of the Ministry of Energy and Natural Resources of the Republic of Turkey.

2.27. Governmental Authorization

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

2.28. Governmental Body

“Governmental Body” means:

(a) whether or not included in the clauses below, the Competition Board, EMRA, and GDPA;

(b) any nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(c) any federal, state, local, municipal, foreign, or other government;

(d) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(e) any multi-national organization or body; or

(f) any Person or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

2.29. Hazardous Activity

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

2.30. Hazardous Materials

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

2.31. Knowledge

“Knowledge” when used in determining if Person will be deemed to have “Knowledge” of a particular fact or other matter, means that:

(a) such Person is actually aware of such fact or other matter; or

(b) in the case of an organization, a reasonably prudent officer or manager responsible for a particular area, function or segment of that organization using ordinary care in the exercise of his duties and responsibilities should have been aware of or should have discovered such fact or other matter.

2.32. Legal Requirement

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

2.33. Liability

“Liability” means any liability or obligation (whether actual, contingent or prospective), including any liability for Taxes.

2.34. Licenses

“Licenses” shall mean any statutory, municipal, contractual or other license, Consent, permission, permit, right or authority issued or approved by any Governmental Body E&P License.

2.35. Material Adverse Change

“Material Adverse Change” means, as to a Person, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, assets or properties of such Person or (b) in the ability of such Person to consummate the transactions contemplated by this Agreement.

2.36. Marhat

“Marhat” means MARHAT Marmara Boru Hatlari Ins. Muh.Taahh.san.Tic.Ltd.sti, a corporation organized under the laws of Turkey.

2.37. Notice

“Notice” means a notice given in accordance with the provisions of Section 15.4

2.38. Occupational Safety and Health Law

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations), designed to provide safe and healthful working conditions.

2.39. Option Deadline Date

“Option Deadline Date” means February 11, 2011.

2.40. Option Exercise Date

“Option Exercise Date” means the date on which the Exercise Notice is actually given by Buyer to Seller.

2.41. Order

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

2.42. Ordinary Course of Business

“Ordinary Course of Business” means when applied to an action of a Person that:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

2.43. Organizational Documents

“Organizational Documents” means:

(a) the articles or certificate of incorporation and the bylaws of a corporation;

(b) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and

(c) any amendment to any of the foregoing.

2.44. Overriding Royalties

“Overriding Royalties” means the 1% Overriding Royalty Agreement and the Gaziantep Overriding Royalty Agreement described in (a) and (b) below:

(a) 1% Overriding Royalty Agreement means the agreement attached as Exhibit 2.44(a) pursuant to which Seller or its assign shall be assigned a one percent (1%) overriding royalty interest (proportionately reduced where the Companies own less than 100%) in all Exploration and Exploitation Licenses owned by the Companies on the Effective Date in District I in all existing and future wells drilled on such Exploration and Exploitation Licenses including without limitation, all wells spudded prior to the Effective Date, wells spudded in the future and workovers of all wells; and

(b) Gaziantep Overriding Royalty Agreement means the agreement attached as Exhibit 2.44(b) pursuant to which Seller or its assign shall be assigned the overriding royalty now held by TBNG over production from the 5 concessions near Gaziantep in District XII, numbered as AR/TGT/4607,4638, 4648, 4649 and 4656;

2.45. Person

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

2.46. Proceeding

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, threatened, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

2.47. PTI Effective Date Balance Sheet

“PTI Effective Date Balance Sheet” means the balance sheet of PTI as of the Effective Date set forth on Exhibit 2.47.

2.48. PTI Equipment

“PTI Equipment” means the equipment listed on Exhibit 6.3(d).

2.49. Purchase Price

“Purchase Price” means, collectively, the following:

(a) The Cash Portion of the Purchase Price; and

(b) The TA Stock; and

(c) The Overriding Royalties.

2.50. Release

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

2.51. Representative

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

2.52. Securities Act

“Securities Act” means the Securities Act of 1933, as amended or any successor law, and regulations and rules issued pursuant to the Securities Act or any successor law.

2.53. Shares

“Shares” means, collectively, the TBNG Shares and the PTI Shares.

2.54. TA Stock

“TA Stock” shall mean Eighteen Million Five Hundred Thousand (18,500,000) shares of the common stock of TransAtlantic payable to Seller in accordance with Section 3.3(d).

2.55. Tax

“Tax” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Turkish, Virgin Islands, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, value-added, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes (and any interest and penalties with respect thereto).

2.56. Tax Return

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

2.57. TBNG Effective Date Balance Sheet

TBNG Effective Date Balance Sheet means the balance sheet of TBNG as of the Effective date set forth on Exhibit 2.57.

2.58. TBNG Equipment

“TBNG Equipment” means equipment set forth on Exhibit 5.3(d).

2.59. Threat of Release

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

2.60. TransAtlantic

“TransAtlantic” means TransAtlantic Petroleum Ltd., an exempted company with limited liability organized under the laws of Bermuda.

2.61. Turkish Regulatory Authorities

“Turkish Regulatory Authorities” means, collectively, GDPA, EMRA and the Competition Board.

ARTICLE 3

SALE AND TRANSFER OF SHARES; CLOSING

3.1. Shares

On the Closing Date, subject to the terms and conditions of this Agreement, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller effective as of the Effective Date. The parties hereto acknowledge and agree that, except as set forth in ARTICLE 8, the business and operations of the Companies shall be conducted for the benefit of the Buyer from and after the Effective Date and that the transactions contemplated herein shall be accounted for as having been consummated as of the Effective Date.

3.2. Closing

Subject to the prior or concurrent fulfillment of all obligations and conditions set forth in ARTICLE 9 and ARTICLE 10, the purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Kane Russell Coleman & Logan, 1601 Elm Street, Suite 3700, Dallas, Texas 75201 on or before the Closing Date.

3.3. Payment of the Purchase Price

The Purchase Price shall be paid by Buyer at Closing as follows:

(a) The Option Fee shall be applied to the Cash Portion of the Purchase Price;

(b) Buyer shall deliver to Seller the balance of the Cash Portion of the Purchase Price by wire transfer to such accounts as Seller may direct;

(c) Buyer shall delivery the TA Stock to the Escrow Agent; and

(d) Buyer shall execute and deliver to Seller the agreements providing for the Overriding Royalties.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

SELLER WITH RESPECT TO SELLER

Seller represents and warrants to Buyer as follows:

4.1. Organization and Good Standing of Seller

Seller is an exempt company organized under the laws of the United States Virgin Islands, with full corporate power and authority and all licenses, permits and authorizations necessary to conduct its business as it is now being conducted, to own or use the properties and assets that it owns or uses, and to perform all its obligations. Seller is not in default or in violation of any provision of its charter or bylaws.

4.2. Authority; No Conflict

This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Shares.

Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereunder will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Seller, or (ii) any resolution adopted by the board of directors or the stockholders of Seller;

(b) except for any required approvals of the Turkish Regulatory Authorities, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereunder or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or the Companies, or any of the assets owned or used by the Seller, or the Companies, may be subject;

(c) except for any required approvals of the Turkish Regulatory Authorities, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Companies or that otherwise relates to the business of, or any of the assets owned or used by, the Companies;

(d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify or require any notice under, any agreement, Contract, lease, license, document, instrument or other arrangement to which the Companies are a party or to which any of their property is subject; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Companies.

4.3. Ownership of the Shares

Seller is and will be on the Closing Date, prior to the conveyance to Buyer, the sole record and beneficial owner of all of the Shares, free and clear of all Encumbrances.

4.4. Absence of Certain Liabilities

Neither the Seller nor either of the Companies has any Liability with respect to:

(a) Any Tax incurred or accrued as of the Effective Date or up to the Closing Date other than in the Ordinary Course of Business; or

(b) Any dispute with another Person involving more than One Hundred Thousand Dollars ($100,000.00).

4.5. Legal Proceedings; Orders

There is no pending Proceeding:

(a) that has been commenced by or against either of the Companies or the Seller that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Companies or the Seller; or

(b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein.

To the Knowledge of Seller, (i) no such Proceeding has been threatened against the Companies or the Seller, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

Except as set forth in Exhibit 4.5, Seller has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by it, is or has been subject.

4.6. Contracts

Set forth on Exhibit 4.6 is a true and complete list of all Contracts to which the Seller is a party that have, or at any time thought the Closing Date will have, any material impact on the ability of Seller to perform all of its obligations hereunder.

4.7. Brokers or Finders

Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.8. Solvency

(a) No proceedings in bankruptcy or insolvency have ever been instituted by or against Seller, or any Affiliate thereof, and no such proceeding is now pending or contemplated; and

(b) The books and records of Seller have been maintained in the Ordinary Course of Business. Seller is solvent pursuant to the laws of the United States Virgin Islands and pursuant to the laws of the United States, as reflected by the entries in said books and records and as reflected by the actual facts.

4.9. Disclosure

Except as disclosed in the Exhibits to this Agreement, the statements contained in this ARTICLE 4 are correct and complete as of the date of this Agreement.

4.10. Securities Representations

(a) Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

(b) Seller has sufficient knowledge and experience in business and financial matters so as to be able to evaluate the risks and merits of its investment in the TA Stock and has so evaluated the merits and risks of such investment. Seller is able to bear the economic risk of an investment in the TA Stock and, at the present time, is able to afford a complete loss of such investment.

(c) Seller is not purchasing the TA Stock as a result of any general solicitation or general advertising, including anyadvertisement, article, notice or other communication regarding the TA Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or meeting or any other general advertisement.

(d) Seller is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

(e) Seller acknowledges it has reviewed all the information it considers necessary or appropriate for deciding whether to acquire the TA Stock, including but not limited to TransAtlantic’s filings with the Securities and Exchange Commission. Seller has conducted all due diligence and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the TA Stock to be issued to Seller. Seller further has had an opportunity to ask questions and receive answers from TransAtlantic regarding the terms and conditions of the issuance of the TA Stock and to obtain additional information necessary to verify any information furnished to Seller or to which Seller has had access. Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the TA Stock.

(f) The shares of TA Stock are being acquired by Seller for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable Canadian securities laws, the Securities Act, any state securities laws or the laws of any other jurisdiction. There are no other agreements, arrangements or understandings pursuant to which Seller has agreed to acquire the TA Stock.

(g) Within the six month period prior to the Closing Date, Seller has not directly or indirectly executed or effected or caused to be executed or effected any short sale, option or equity swap transactions in or with respect to the TA Stock or any other derivative security transaction the purpose or effect of which is to hedge or transfer to a third party all or any part of the risk of loss associated with the ownership of the TA Stock by Seller. Seller has complied at all times with the provisions of Regulation M promulgated under the Securities Act as applicable to the TA Stock.

(h) Seller understands that (i) the shares of TA Stock to be acquired by it are “restricted securities” within the meaning of Rule 144 of the Securities Act and have not been registered under the Securities Act, applicable Canadian securities laws, any state securities laws or the laws of any other jurisdiction, (ii) the TA Stock can only be disposed of if such disposition is either registered under the Securities Act or is exempt from such registration, (iii) the TA Stock will bear the legends to such effect set forth or described below, and (iv) Seller may be, as a result of its due diligence investigations and negotiations in connection with this Agreement, in possession of material non-public information concerning TransAtlantic, Buyer and its subsidiaries, their assets, operations and financial condition, and accordingly may be subject to liabilities under the Securities and Exchange Act of 1934, as amended, if Seller, its officers, directors, affiliates and controlling persons engage in trading in securities of TransAtlantic while in possession of such material non-public information.

(i) Seller acknowledges that the certificates evidencing the TA Stock will bear a legend substantially similar to the following:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING OR OTHERWISE HOLDING SUCH SECURITIES, AGREES FOR THE BENEFIT OF TRANSATLANTIC PETROLEUM LTD. (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) INSIDE THE UNITED STATES, PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES, AND THE HOLDER HAS FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT REASONABLY SATISFACTORY TO THE CORPORATION. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

4.11. Ownership of Facilities

As of the Closing Date the Companies will own all of the Facilities owned by the Companies, Marhat and any other entity affiliated with any of the foregoing on the Effective Date except for the land owned by Marhat related to the planned wind concession and the rights of Marhat acquired as a result of the farm-in on the Ipsala (4201) concession. Seller further represents that the land related to the planned wind concession is not, and at the Closing Date will not be, used by the Companies as part of their petroleum related operations.

ARTICLE 5

REPRESENTATIONS OF SELLER WITH RESPECT TO TBNG

The representations and warranties of Seller contained in this ARTICLE 5 concerning TBNG shall be read to include TBNGT in each and every case except where the context does not allow.

5.1. No Conflicts

Except as set forth on Exhibit 5.1, TBNG will not be required to give any notice to, make any filing with, or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereunder.

5.2. Capitalization of TBNG

The entire authorized equity securities of TBNG consist of 10,000,000 shares of stock, with a par value of US $0.01 per share, all of which are issued and outstanding and constitute the TBNG Shares. All of the TBNG Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other, Contracts or commitments that could require TBNG to insure, sell or otherwise cause to become outstanding any of its equity securities or other securities of TBNG or any rights relating to an interest in the revenues or profits of TBNG.

5.3. Certain Assets of TBNG

(a) Exhibit 5.3(a) contains a complete and accurate list and brief description of all Exploration and Exploitation Licenses owned by TBNG.

(b) Exhibit 5.3(b) contains a complete and accurate list and brief description of all joint venture, operating or other similar agreements to which TBNG is a party relating to any Exploration and Exploitation Licenses.

(c) All Facilities used by TBNG have been properly maintained and are in good working order for the purposes utilized by TBNG in its business.

(d) Exhibit 5.3(d) contains a complete and accurate list and brief description of all Equipment owned or leased by TBNG. All such Equipment has been properly maintained and is in good working order for the purposes utilized by TBNG in its business.

5.4. Absence of Certain Liabilities

TBNG has no Liability with respect to:

(a) Any Tax incurred or accrued as of the Effective Date or up to the Closing Date other than the amount accrued in the Ordinary Course of Business or in connection with the transfers referred to in Section 8.4; or

(b) Any dispute with another Person involving more than One Hundred Thousand Dollars ($100,000.00).

5.5. Licenses

(a) All Exploration and Exploitation Licenses issued to TBNG by GDPA as set forth in Exhibit 5.3(a) are valid and correct;

(b) All Licenses issued to TBNG by EMRA in connection with their operations in Turkey are valid and correct; and

(c) No Liability exists with respect to any investigation of, or Proceeding with respect to, any of the licenses referred to clauses (a) and (b) above.

5.6. Books and Records

The books of account and other records of TBNG, all of which have been made available to Buyer, are complete and correct in all material respects, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

5.7. Employee Benefits

Exhibit 5.7 contains a list of TBNG’s employee compensation. TBNG has complied with all Legal Requirements governing wages, hours, collective bargaining, discrimination, safety, severance pay and retirement benefits for its employees.

5.8. Compliance with Legal Requirements

(a) TBNG is in compliance in all material respects with each Legal Requirement that is or was applicable to them or to the conduct or operation of their businesses or the ownership or use of any of their assets;

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may reasonably be expected to constitute or result in a violation by TBNG of, or a failure on the part of TBNG to comply with, any Legal Requirement, or (ii) may reasonably be expected to give rise to any obligation on the part of TBNG to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature;

(c) Except as set forth in Exhibit 5.8(c), TBNG has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of any Person to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(d) Exhibit 5.8(d) contains a complete and accurate list of each Governmental Authorization that is held by TBNG or that otherwise relates to the business of, or to any of the assets owned or used by, TBNG. The Governmental Authorizations listed in Exhibit 5.8(d) collectively constitute all of the Governmental Authorizations necessary to permit TBNG to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses in all material respects and to permit TBNG to own and use their assets in the manner in which they currently own and use such assets. Each Governmental Authorization listed or required to be listed in Exhibit 5.8(d) is valid and in full force and effect. Except as set forth on Exhibit 5.8(d):

(i) TBNG is in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Exhibit 5.8(d);

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Exhibit 5.8(d), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Exhibit 5.8(d);

(iii) TBNG has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Exhibit 5.8(d) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

5.9. Legal Proceedings; Orders

(a) There is no pending Proceeding:

(i) that has been commenced by or against TBNG or that otherwise relates to or may affect the business of, or any of the assets owned or used by, TBNG; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein.

(b) To the knowledge of TBNG, (i) no such Proceeding has been threatened against TBNG, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c) Except as set forth in Exhibit 5.9(c):

(i) there is no Order to which TBNG, or any of its assets owned or used by it, is subject;

(ii) TBNG is not subject to any Order that relates to the business of, or any of the assets owned or used by, it; and

(iii) to the Knowledge of TBNG, no officer, director, agent, or employee of TBNG is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of TBNG.

(d) TBNG has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which TBNG, or any of the assets owned or used by it, is or has been subject.

5.10. Contracts; No Defaults

(a) Exhibit 5.10 contains a complete and accurate list of, and Seller has delivered to Buyer true and complete copies of:

(i) each Contract that involves performance of services or delivery of goods or materials by TBNG of an amount or value in excess of $100,000;

(ii) each Contract that involves performance of services or delivery of goods or materials to TBNG of an amount or value in excess of $50,000;

(iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of TBNG in excess of $50,000;

(iv) each lease agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(v) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

(vi) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by TBNG with any other Person;

(vii) each Contract between or including TBNG and an Affiliate;

(viii) each Contract containing covenants that in any way purport to restrict the business activity of TBNG or any Affiliate of TBNG or limit the freedom of TBNG or any Affiliate of TBNG to engage in any line of business or to compete with any Person;

(ix) each power of attorney granted by TBNG that is currently effective;

(x) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by TBNG other than in the Ordinary Course of Business;

(xi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing; and

(xii) the Contract between PTI and TBNG regarding sharing exploration and drilling expenses and sales proceeds

(b) Seller (and each Affiliate of Seller) does not have any rights under or any obligation or liability under and does not have the right to require or will not become subject to, any Contract that relates to the business of, or any of the assets owned or used by, TBNG;

(c) To the knowledge of Seller or TBNG, no officer, director, agent, employee, consultant, or contractor of TBNG is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (i) engage in or continue any conduct, activity, or practice relating to the business of TBNG, or (ii) assign to TBNG or to any other Person any rights to any invention, improvement, or discovery;

(d) With respect to each Contract identified or required to be identified in Exhibit 5.10, (i) the Contract is legal, valid, binding, enforceable and in full force and effect; (ii) the Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Contract; and (iv) no party has repudiated any provision of the Contract;

(e) TBNG has not given to or received from any other Person, at any time since January 1, 2005, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract; and

(f) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to TBNG under current or completed Contracts with any Person and, to the knowledge of TBNG, no such Person has made written demand for such renegotiation.

5.11. Insurance.

(a) Seller has delivered to Buyer and Exhibit 5.11(a) contains a complete and accurate list of:

(i) copies of all policies of insurance to which any officer or TBNG is a party or under which TBNG, or any officer or director of TBNG, is or has been covered at any time within the five years preceding the date of this Agreement; and

(ii) copies of all pending applications for policies of insurance.

(b) Exhibit 5.11(b) describes:

(i) any self-insurance arrangement by or affecting TBNG (including any retroactive premium adjustments or other loss-sharing arrangements), including any reserves established thereunder; and

(ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by TBNG.

5.12. Environmental Matters

Except as set forth in Exhibit 5.12:

(a) TBNG is in full compliance with, and has not been and are not in violation of or liable under, any Environmental Law. TBNG has not received any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which TBNG has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by TBNG, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to the Knowledge of Seller or TBNG, threatened, claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which TBNG has or had an interest.

(c) TBNG has not received any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which TBNG had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by TBNG has been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) TBNG does not have any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of TBNG, with respect to any other properties and assets (whether real, personal, or mixed) in which TBNG (or any predecessor), has or had an interest.

(e) Except as permitted by applicable Environmental Law, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon. Neither TBNG nor, to the Knowledge of Seller or TBNG, any other Person, has permitted or conducted any Hazardous Activity with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which TBNG has or had an interest except in full compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of Seller or TBNG, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed by TBNG, from or by the Facilities or from or by any other properties and assets (whether real, personal, or mixed) in which TBNG has or had an interest.

(g) The Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Seller or either of the Companies pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by TBNG with Environmental Laws.

5.13. Employees.

The Seller has provided to Buyer a complete and accurate list of the following information for each employee or director of TBNG, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable.

5.14. Labor Relations; Compliance

Since January 1, 2005, TBNG has not been nor is it presently a party to any collective bargaining or other labor Contract.

5.15. Certain Payments

Since January 1, 2005, neither TBNG nor any director, officer, agent, or employee of TBNG, or any other Person associated with or acting for or on behalf of TBNG, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of TBNG or any affiliate of TBNG, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of TBNG.

5.16. Disclosure

Except as disclosed in the Exhibits to this Agreement, the statements contained in this ARTICLE 5 are correct and complete as of the date of this Agreement.

ARTICLE 6

REPRESENTATIONS OF SELLER WITH RESPECT TO PTI

The representations and warranties of Seller contained in this ARTICLE 6 concerning PTI shall be read to include PTIT in each and every case except where the context does not allow.

6.1. No Conflicts

Except as set forth on Exhibit 6.1, PTI will not be required to give any notice to, make any filing with, or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereunder.

6.2. Capitalization of PTI

The entire authorized equity securities of PTI consist of 10,000,000 shares of stock, with a par value of US $0.01 per share, all of which are issued and outstanding and constitute the PTI Shares. All of the PTI Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other, Contracts or commitments that could require PTI to insure, sell or otherwise cause to become outstanding any of its equity securities or other securities of PTI or any rights relating to an interest in the revenues or profits of PTI.

6.3. Certain Assets of PTI

(a) Exhibit 6.3(a) contains a complete and accurate list and brief description of all Exploration and Exploitation Licenses owned by PTI.

(b) Exhibit 6.3(b) contains a complete and accurate list and brief description of all joint venture, operating or other similar agreements to which PTI is a party relating to any Exploration and Exploitation Licenses.

(c) Exhibit 6.3(c) contains a complete and accurate list and brief description of all Facilities of PTI. All Facilities have been properly maintained and are in good working order for the purposes utilized by PTI in its business.

(d) Exhibit 6.3(d) contains a complete and accurate list and brief description of all Equipment owned or leased by PTI. All such Equipment has been properly maintained and is in good working order for the purposes utilized by PTI in its business.

6.4. Absence of Certain Liabilities

PTI has no Liability with respect to:

(a) Any Tax incurred or accrued as of the Effective Date or up to the Closing Date other than the amount accrued in the ordinary course of business or in connection with the transfers referred to in Section 8.4; or

(b) Any dispute with another Person involving more than One Hundred Thousand Dollars ($100,000.00).

6.5. Licenses

(a) All Exploration and Exploitation Licenses issued to PTI by GDPA as set forth in Exhibit 6.3(a) are valid and correct;

(b) All Licenses issued to PTI by EMRA in connection with their operations in Turkey are valid and correct; and

(c) No Liability exists with respect to any investigation of, or Proceeding with respect to, any of the licenses referred to clauses (a) and (b) above.

6.6. Books and Records

The books of account and other records of PTI, all of which have been made available to Buyer, are complete and correct in all material respects, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

6.7. Employee Benefits

Exhibit 6.7 contains a list of PTI’s employee compensation. PTI has complied with all Legal Requirements governing wages, hours, collective bargaining, discrimination, safety, severance pay and retirement benefits for its employees.

6.8. Compliance with Legal Requirements

(a) PTI is in compliance in all material respects with each Legal Requirement that is or was applicable to them or to the conduct or operation of their businesses or the ownership or use of any of their assets;

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may reasonably be expected to constitute or result in a violation by PTI of, or a failure on the part of PTI to comply with, any Legal Requirement, or (ii) may reasonably be expected to give rise to any obligation on the part of PTI to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature;

(c) Except as set forth in Exhibit 6.8(c), PTI has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of any Person to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(d) Exhibit 6.8(d) contains a complete and accurate list of each Governmental Authorization that is held by PTI or that otherwise relates to the business of, or to any of the assets owned or used by, PTI. The Governmental Authorizations listed in Exhibit 6.8(d) collectively constitute all of the Governmental Authorizations necessary to permit PTI to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses in all material respects and to permit PTI to own and use their assets in the manner in which they currently own and use such assets. Each Governmental Authorization listed or required to be listed in Exhibit 6.8(d) is valid and in full force and effect. Except as set forth on Exhibit 6.8(d):

(i) PTI is in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Exhibit 6.8(d);

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Exhibit 6.8(d), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Exhibit 6.8(d);

(iii) PTI has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Exhibit 6.8(d) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

6.9. Legal Proceedings; Orders

(a) There is no pending Proceeding:

(i) that has been commenced by or against PTI or that otherwise relates to or may affect the business of, or any of the assets owned or used by, PTI; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein.

(b) To the knowledge of PTI, (i) no such Proceeding has been threatened against PTI, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c) Except as set forth in Exhibit 6.9(c):

(i) there is no Order to which PTI, or any of its assets owned or used by it, is subject;

(ii) PTI is not subject to any Order that relates to the business of, or any of the assets owned or used by, it; and

(iii) to the Knowledge of PTI, no officer, director, agent, or employee of PTI is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of PTI.

(d) PTI has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which PTI, or any of the assets owned or used by it, is or has been subject.

6.10. Contracts; No Defaults

(a) Exhibit 6.10 contains a complete and accurate list of, and Seller has delivered to Buyer true and complete copies of:

(i) each Contract that involves performance of services or delivery of goods or materials by PTI of an amount or value in excess of $100,000;

(ii) each Contract that involves performance of services or delivery of goods or materials to PTI of an amount or value in excess of $50,000;

(iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of PTI in excess of $50,000;

(iv) each lease agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(v) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

(vi) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by PTI with any other Person;

(vii) each Contract between or including PTI and an Affiliate;

(viii) each Contract containing covenants that in any way purport to restrict the business activity of PTI or any Affiliate of PTI or limit the freedom of PTI or any Affiliate of PTI to engage in any line of business or to compete with any Person;

(ix) each power of attorney granted by PTI that is currently effective;

(x) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by PTI other than in the Ordinary Course of Business;

(xi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing;

(xii) the Contract between PTI and TBNG regarding sharing exploration and drilling expenses and sales proceeds; and

(xiii) the Contract with Inchbrook regarding Registered Capital Transfer of PTI.

(b) Seller (and each Affiliate of Seller) does not have any rights under or any obligation or liability under and does not have the right to require or will not become subject to, any Contract that relates to the business of, or any of the assets owned or used by, PTI;

(c) To the knowledge of Seller or PTI, no officer, director, agent, employee, consultant, or contractor of PTI is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (i) engage in or continue any conduct, activity, or practice relating to the business of PTI, or (ii) assign to PTI or to any other Person any rights to any invention, improvement, or discovery;

(d) With respect to each Contract identified or required to be identified in Exhibit 6.10 (i) the Contract is legal, valid, binding, enforceable and in full force and effect; (ii) the Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Contract; and (iv) no party has repudiated any provision of the Contract;

(e) PTI has not given to or received from any other Person, at any time since January 1, 2005, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract; and

(f) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to PTI under current or completed Contracts with any Person and, to the knowledge of PTI, no such Person has made written demand for such renegotiation.

6.11. Insurance.

(a) Seller has delivered to Buyer and Exhibit 6.11(a) contains a complete and accurate list of:

(i) copies of all policies of insurance to which any officer or PTI is a party or under which PTI, or any officer or director of PTI, is or has been covered at any time within the five years preceding the date of this Agreement; and

(ii) copies of all pending applications for policies of insurance.

(b) Exhibit 6.11(b) describes:

(i) any self-insurance arrangement by or affecting PTI (including any retroactive premium adjustments or other loss-sharing arrangements), including any reserves established thereunder; and

(ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by PTI.

6.12. Environmental Matters

Except as set forth in Exhibit 6.12:

(a) PTI is in full compliance with, and has not been and are not in violation of or liable under, any Environmental Law. PTI has not received any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which PTI has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by PTI, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to the Knowledge of Seller or PTI, threatened, claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health, and

Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which PTI has or had an interest.

(c) PTI has not received any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which PTI had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by PTI has been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) PTI does not have any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of PTI, with respect to any other properties and assets (whether real, personal, or mixed) in which PTI (or any predecessor), has or had an interest.

(e) Except as permitted by applicable Environmental Law, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon. Neither PTI nor, to the Knowledge of Seller or PTI, any other Person, has permitted or conducted any Hazardous Activity with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which PTI has or had an interest except in full compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of Seller or PTI, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed by PTI, from or by the Facilities or from or by any other properties and assets (whether real, personal, or mixed) in which PTI has or had an interest.

(g) The Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Seller or either of the Companies pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by PTI with Environmental Laws.

6.13. Employees.

The Seller has provided to Buyer a complete and accurate list of the following information for each employee or director of PTI, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable.

6.14. Labor Relations; Compliance

Since January 1, 2005, PTI has not been nor is it presently a party to any collective bargaining or other labor Contract.

6.15. Certain Payments

Since January 1, 2005, neither PTI nor any director, officer, agent, or employee of PTI, or any other Person associated with or acting for or on behalf of PTI, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of PTI or any affiliate of PTI, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of PTI.

6.16. Disclosure

Except as disclosed in the Exhibits to this Agreement, the statements contained in this ARTICLE 6 are correct and complete as of the date of this Agreement.

ARTICLE 7

REPRESENTATIONS OF BUYER

Buyer represents and warrants to Seller as follows:

7.1. Organization and Good Standing

Buyer is a company duly formed, validly existing, and in good standing under the laws of the Commonwealth of the Bahamas.

7.2. Source of Purchase Price

The funds used to pay the Purchase Price have come from the legitimate and legal business activities of Buyer or its assigns and the payment of such funds by Buyer or its assigns and the receipt of such funds by Seller will not violate any Legal Requirement.

7.3. Authority; No Conflict

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Overriding Royalties, it will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their terms. Buyer has the unrestricted right, power, and authority to execute and deliver this Agreement and the Overriding Royalties, as the case may be, and to perform its obligations under this Agreement and the Overriding Royalties.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated hereunder by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereunder pursuant to:

(i) any provision of Buyer’s Organizational Documents;

(ii) any resolution adopted by the board of directors or the stockholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

(c) Buyer will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereunder except the Consents listed on Exhibit 7.3(c).

7.4. Investment Intent

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. The offer and sale of the Shares by Seller and their purchase by Buyer in accordance with the terms of this Agreement is exempt from registration or qualification under the Securities Act and applicable state securities laws.

7.5. Certain Proceedings

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereunder. To Buyer’s Knowledge, no such Proceeding has been threatened.

7.6. Brokers or Finders

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

7.7. Restrictions on Transferability of TA Shares

Upon filing and approval of an additional listing application with the NYSE Amex exchange relating to the TA Shares, the TA Shares will be tradable on the NYSE Amex exchange, subject to the restrictions as set forth in the Securities Act and the rules and regulations promulgated thereunder. Immediately following the Option Exercise Date, TA agrees to file the additional listing application with the NYSE Amex and to take all actions necessary to obtain its approval within one year of the Closing Date.

7.8. Assignee of Buyer

To the extent Buyer assigns this Agreement as permitted in Article 14, such assignee will make the same representations and warranties as set forth in Section 7.2 through 7.6, inclusive.

ARTICLE 8

COVENANTS OF SELLER PRIOR TO CLOSING DATE

8.1. Operation of the Businesses of the Companies

Between the Effective Date and the Closing Date, Seller will cause each of the Companies to:

(a) conduct its business only in the Ordinary Course of Business except for the transfers referred to in Section 8.4;

(b) use its reasonable best efforts to preserve intact its current business organization and that of its subsidiaries, keep available the services of its current officers, employees, and agents, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it;

(c) except as provided in Section 8.6, not declare any dividend or make any distribution or payment of any kind to Seller or to any other Person except for payments in the Ordinary Course of Business;

(d) provide the Buyer with any requested information regarding Seller and the Companies and consult with the Buyer on the manner of conduct of its business and take into account any reasonable requests of the Buyer;

(e) use reasonable endeavors to preserve the goodwill of its business;

(f) operate its business in accordance with its usual business practices as a going concern with all due care and in accordance with normal and prudent oilfield practice and in compliance with all Legal Requirements, licenses, permits and contracts which may apply;

(g) meet all of its routine obligations in the course of carrying on its business, including (without limitation) ensuring that any and all obligations with respect to the Licenses are fulfilled;

(h) not acquire or dispose of any material asset other than (with the prior consent of the Buyer, which will not be unreasonably withheld) except for (i) the acquisition or sale of tangible assets in the Ordinary Course of Business (ii) as provided in Section8.4 and (iii) the farmout on Ipsala (4201) to Marhat;

(i) except as provided in Section 8.6, not allow for any Encumbrance to be placed on any assets;

(j) promptly notify the Buyer of any Action or Material Adverse Change which may occur, be threatened, brought, asserted or commenced against it, its officers or directors, involving its business or assets;

(k) not enter into, or amend in a material respect, or terminate, any Material Contract, or enter into (or make any binding offer to enter into) any other obligation which is not in the Ordinary Course of Business;

(l) not enter into any employment contract or hire any new employee, or renew or amend any existing material employment contract;

(m) not make any Tax election or settle or compromise any income tax liability, unless that election, settlement or compromise is required by law and is supported by an opinion of counsel, or is in the Ordinary Course of Business;

(n) not make any change in the accounting methods, principles or practices used by it at the Effective Date, save for any changes required by Law;

(o) not cancel (or enter into any arrangement to cancel) any indebtedness for money owed to it, or waive any claim or right;

(p) not lease, license or otherwise dispose of any of its assets, except in the Ordinary Course of Business and at fair value;

(q) inform Buyer of any claim, action or Proceeding and not settle any claim, action or Proceeding without Consent of Buyer;

(r) not make any capital expenditure in excess of $100,000 or undertake any extraordinary commitments, other than as previously approved in writing by Buyer;

(s) maintain (and where necessary use reasonable efforts to renew) each of its insurance policies and promptly notify the Buyer if any renewal proposal is not accepted by the relevant insurer;

(t) except as provided in Section 8.6, not raise any new financial accommodation (but this does not prevent the use of existing facilities, in the Ordinary Course of Business);

(u) not:

(i) increase, reduce or otherwise alter its share capital or grant any options for the issue of shares or other securities;

(ii) declare or pay a dividend;

(iii) make a distribution or revaluation of assets; or

(iv) buy back or make any offer to buy back its shares;

(v) carry out reasonably required repairs and maintenance to the Equipment in accordance with usual commercial practice and standards of maintenance for the industry;

(w) not enter into any abnormal or unusual transaction which relates to or adversely affects its business;

(x) not grant any license, assignment or other right or interest in respect of intellectual property, other than in the ordinary course of business; and

(y) not disclose information, which is owned or used by it in relation to its business or assets, to any third party other than in the Ordinary Course of Business or as required by any Legal Requirement or by the decision of a court or tribunal or similar body of competent jurisdiction.

8.2. Required Approvals

As promptly as practicable after the date of this Agreement, Seller will, and will cause the Companies and its Subsidiaries to, make all filings required by Legal Requirements to be made in order to consummate the transactions contemplated hereunder, including but not limited to filings made with the Competition Board, EMRA and GDPA. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Companies to, cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated hereunder. Seller will promptly provide copies of all such filings to Buyer.

8.3. Access to Books and Records

Between the date of this Agreement and the Closing Date, Seller will grant to Buyer and its designated representatives (including third party accountants, attorneys, agencies and consultants) full and complete access to the books and records (financial, legal, contractual, engineering and otherwise) of the Companies, such access to be granted at the offices of Seller, the Companies, TBNGT and PTIT, as appropriate.

8.4. Intra-Company Transfer of Assets

Immediately upon execution of this Agreement, Seller will cause TBNG to file the applications with the Turkish Regulatory Authorities necessary to obtain all required approvals to a transfer the Exploration Licenses described on Exhibit 8.4 to PTI. Additionally, upon request by Buyer, at any time after the delivery of the Exercise Notice and before the Closing Date, Seller will cause the Companies to transfer assets from one to the other to achieve a Closing Date balance of assets between the Companies as desired by Buyer.

8.5. Notification

Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. In addition, Seller will, or will cause the Companies to, provide to Buyer the following:

(a) Advance notice of spudding of a well;

(b) Advance notice of construction of Facilities;

(c) Any reports or communications routinely prepared in the Ordinary Course of Business by the Companies including, without limitation, the following:

(i) Daily drilling reports;

(ii) Periodic production reports;

(iii) Periodic cost/expenditure reports;

(iv) Accounting reports including A/P and A/R;

(d) Any communication to or from a Government Body.

8.6. Employee Buyout Loan

Anything in this Agreement to the contrary notwithstanding, Seller may obtain the Employee Buyout Loan from any lender(s) prior to the Closing Date. The amount of the Employee Buyout Loan, together with any accrued interest, may not exceed the Cash Portion of the Purchase Price that is payable at the Closing. In connection with the Employee Buyout Loan, Seller may (i) encumber the Shares (ii) cause the Companies to encumber any or all of their assets or (iii) transfer the Shares to Marhat. Seller covenants and agrees (a) to provide to Buyer at the Closing a payoff letter or other instrument from the lender(s) making the Employee Buyout Loan in a form reasonably acceptable to Buyer which represents and agrees that upon payment of the balance of the Employee Buyout Loan to the lender, the lender will release any encumbrance on the Shares and any of the assets of the Companies and (b) to reacquire the Shares prior to Closing or make other arrangements pursuant to which the Shares will be delivered to Buyer in accordance with this Agreement as though the Employee Buyout Loan had never been obtained..

ARTICLE 9

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

9.1. Accuracy of Representations

Each of Seller’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

9.2. Seller’s Performance

(a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b) Seller shall have delivered to Buyer on or before the Closing Date:

(i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

(ii) executed stock powers with respect to the TA Shares for delivery to the Escrow Agent; and

(iii) a certificate executed by Seller representing and warranting to Buyer that with respect to each of Seller’s representations and warranties (concerning each of the Seller and the Companies) in this Agreement either (i) such representation or warranty is true and accurate in all material respects as of the Closing, Date or (ii) disclosing to what extent such representation or warranty would no longer be true if made on the Closing Date.

9.3. Consents

All Consents required to be obtained in order for the transactions contemplated by this Agreement to be effected, (which include all Consents from the Turkish Regulatory Authorities) must have been obtained in form satisfactory to Buyer and must be in full force and effect.

9.4. Additional Documents

Each of the following documents must have been delivered to Buyer or Escrow Agent, as appropriate:

(a) an opinion of the Hamm Law Firm, counsel to the Seller, dated the Closing Date, in a form reasonably acceptable to Buyer;

(b) one executed, undated, blank stock power for each stock certificate representing the TA Stock delivered to Escrow Agent by Buyer;

(c) termination of all the agreements set forth on Exhibit 9.4(c), such terminations to be in form satisfactory to Buyer and, (i) with respect to the agreements listed in paragraph A of Exhibit 9.4(c), the termination shall be effective as of the Effective Date and Seller shall be responsible for any liabilities under these agreements accruing after the Effective Date and (ii)

with respect to the agreements listed in paragraph B of Exhibit 9.4(c), the termination shall be effective as of the Closing Date but Seller shall be responsible for any liabilities under these agreements accruing after the Effective Date that are accrued other than in the Ordinary Course of Business; and

(d) such documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of Seller’s representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 9, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated hereunder.

9.5. No Proceedings

Since the date of this Agreement, there must not have been commenced or threatened against Seller, or against any Person affiliated with Seller, any Action or Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereunder, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereunder.

9.6. No Claim Regarding Stock Ownership or Sale Proceeds

There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, revenue, profits, or ownership interest in, either of the Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

ARTICLE 10

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

10.1. Accuracy of Representations

Each of Buyer’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

10.2. Buyer’s Performance

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(b) Buyer shall have delivered to Seller or Escrow Agent, as appropriate, on or before the Closing Date:

(i) the Cash Portion of the Purchase Price , adjusted as provided herein;

(ii) the TA Stock (to Escrow Agent);

(iii) the Overriding Royalties (to Seller or its assigns); and

(iv) a certificate executed by Buyer representing and warranting to Buyer with respect to each of Seller’s representations and warranties in this Agreement either (i) such representation or warranty is true and accurate in all material respects as of the Closing Date or (ii) disclosing to what extent such representation or warranty would no longer be true if made on the Closing Date.

10.3. Consents

Each of the Consents required to be obtained in order for the transactions contemplated by this Agreement to be effected must have been obtained and must be in full force and effect.

10.4. Additional Documents

Buyer must have caused the following documents to be delivered to Seller:

(a) an opinion of counsel to Buyer, dated the Closing Date, in a form reasonably acceptable to Seller; and

(b) such documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 10, or (iv) otherwise facilitating the consummation of any of the transactions contemplated hereunder.

10.5. No Injunction

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE 11

CERTAIN TAX MATTERS

11.1. Cooperation on Tax Matters

(a) Buyer, the Companies and Seller shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of all Tax Returns of the Companies and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extension thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.

(b) Buyer and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

ARTICLE 12

TERMINATION

12.1. Termination Events

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Seller if a material breach or violation of any provision of this Agreement has been committed by the other party and such breach or violation has not been cured or waived;

(b) by Buyer (i) if the certificate provided by Seller pursuant to Section 9.2(a)(iii) describes any change or modification to any representation or warranty which arises to a Material Adverse Change, (ii) if any of the conditions in ARTICLE 9 has not been satisfied as of the Closing Date or (iii) if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

(c) by Seller, if any of the conditions in ARTICLE 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(d) by mutual consent of Buyer and Seller; or

(e) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Closing Date or such later date as the parties may agree upon.

12.2. Effect of Termination

Each party’s right of termination under Section 12.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in ARTICLE 13 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

12.3. Return of Option Fee

(a) Notwithstanding anything to the contrary contained herein, if this Agreement is terminated by Buyer pursuant to Section 12.1(b), Seller agrees to return the Option Fee, upon request of Buyer, if any if such termination was based on:

(i) Seller’s failure to comply with any of its covenants and obligations set forth in this Agreement;

(ii) a Material Adverse Change with respect to either of the Companies;

(iii) a pending Action; or

(iv) Seller’s failure to clear any Encumbrance created by a Employee Buyout Loan.

(b) Notwithstanding anything to the contrary contained herein, if this Agreement is terminated by Buyer pursuant to Section 12.1(b), Seller agrees to return one-half of the Option Fee, upon request of Buyer, if any if such termination was based on an inability to obtain, by the Closing Date, any required approval of the proposed transactions hereunder by the Competition Board.

ARTICLE 13

INDEMNIFICATION; REMEDIES

13.1. Survival

All representations in this Agreement will survive the Closing.

13.2. Indemnification and Payment of Damages by Seller

Seller will indemnify and hold harmless Buyer for, and will pay to the Buyer, the amount of any Damages (defined below) arising from:

(a) the inaccuracy of any representation made by Seller in ARTICLE 4, ARTICLE 5 and ARTICLE 6 of this Agreement;

(b) any breach by Seller of any covenant or obligation of Seller in this Agreement;

(c) any claim by any Governmental Body, including any Turkish tax authority, that there are Taxes owed by the Companies for any period prior to the Effective Date other than Taxes accrued in the ordinary course of business or arising as a result of the transfers made pursuant to Section 8.4;

(d) any Proceeding, whether instituted before or after the Effective Date, arising from or in respect of facts, circumstances, acts, omissions or matters relating to the period prior to Closing unless a proper reserve with respect to such Proceeding is shown on the TBNG Effective Date Balance Sheet or the PTI Effective Date Balance Sheet, as applicable; or

(e) any Liability or claim arising from or in respect of any facts, circumstances, acts, omissions or matters relating to the period prior to the Effective Date including claims of, or Liability to, current or former employees other than those shown on the TBNG Effective Date Balance Sheet or the PTI Effective Date Balance Sheet.

For purposes of this Agreement the term “Damages” shall mean all costs, losses (including diminution in value), liabilities, deficiencies, claims and expenses (which include interest, penalties, cost of mitigation, attorney’s fees and amounts paid in investigation, defense or settlement of any claim or Liability).

13.3. Indemnification and Payment of Damages by Buyer

(a) Buyer will indemnify and hold harmless Seller for, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement. Buyer further indemnifies and holds harmless Seller from all claims relating to the Companies that may arise from operations after the Closing Date.

(b) Unless a claim pursuant to this Article 13 has been made on or prior to expiration of one year from the Closing Date, the TA Stock held in escrow will be released by the Escrow Agent pursuant to the Escrow Agreement.

13.4. Time Limitation

If the Closing occurs, neither party will have any liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied unless on or before the expiration of three year from the Closing Date, the indemnified party notifies the other party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the indemnified party; provided, however, the representations, warranties, covenants and obligations regarding (i) taxes shall continue until the applicable statute of limitations and (ii) due authorization, valid formation, valid existence and legal compliance shall continue indefinitely.

13.5. Procedure for Indemnification – Third Party Claims

(a) Promptly after receipt by an indemnified party under Section 13.2 or Section 13.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Proceeding referred to in Section 13.5 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this ARTICLE 13 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party. Each indemnified party hereby grants to the indemnifying party, to the extent permitted by law or by the terms of the indemnified party’s insurance policies then in force, a right of subrogation to proceed against the particular third party or parties in question, and seek to recover therefrom any amounts to which such indemnifying party may be lawfully entitled.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Seller and Buyer hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

13.6. Procedure for Indemnification – Other Claims

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

13.7. Maintenance of Minimum Net Worth Once the TA Stock has been returned to Seller under the Escrow Agreement, Seller agrees to maintain a minimum net worth of at least Ten Million and No/100 Dollars ($10,000,00.00) until the later to occur of (i) three years from the Closing Date and (ii) the date on which the applicable statute of limitations bars any claim for Taxes.

13.8. Exclusive Remedy

Seller and Buyer acknowledge and agree that their respective sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE 13, subject to the limitations contained in Sections 13.4 and under the provisions of the Escrow Agreement.

ARTICLE 14

ASSIGNMENT

14.1. Assignment of Agreement

Seller acknowledges and agrees that Buyer may assign its rights to acquire the TBNG Shares and/or the PTI Shares to a third party who is either (i) an affiliate of the Buyer or (ii) a newly formed entity for which the Buyer (or its affiliates) have engaged in significant formation and financing activities, the purpose of which entity is to acquire the TBNG Shares and/or the PTI Shares. Seller agrees that Buyer may, in its sole discretion, assign its rights hereunder to purchase the TBNG Shares or the PTI Shares or both. Prior to Closing Buyer will notify Seller of any such assignment and the identity of such assignee(s). Upon such notice any such assignee shall be deemed a third party beneficiary of this Agreement with full independent rights to (a) rely on the representations, warranties and covenants contained herein and (b) enforce all rights and obligations hereunder, as to the TBNG Shares or PTI Shares assigned to such assignee. From and after the date of any notice regarding an assignee, the term “Buyer” shall be deemed to include TransAtlantic Worldwide Ltd. and any such assignee(s). Any such assignment shall not relieve Buyer of any of its obligations hereunder.

14.2. Separate Agreement In connection with any notice to Seller of the assignment by Buyer of its rights hereunder to purchase the TBNG Shares or the PTI Shares or both, Seller agrees to coordinate with Buyer and any such assignee in the preparation and execution of a separate stock purchase agreement relating specifically to such TBNG Shares and/or PTI Shares, as appropriate. Any separate stock purchase agreement relating to the TBNG Shares or PTI Shares, upon execution, will supersede the obligations of Seller and Buyer under this Agreement as to such shares. Notwithstanding anything to the contrary contained herein, Seller shall not be obligated to execute any such new stock purchase agreement unless (i) such agreement, along with any remaining rights and obligations under this Agreement, contain, in the aggregate, the identical rights, obligations and covenants contained herein and (ii) Buyer unconditionally guarantees the payment and performance of the assignee.

ARTICLE 15

GENERAL PROVISIONS

15.1. Expenses

Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party to seek recovery of such expenses arising from a breach of this Agreement by another party.

15.2. Public Announcements

Neither Buyer nor Seller will issue any public announcement or similar publicity with respect to this Agreement without the prior written consent of the other party; provided, however, that either Buyer or Seller may make any public disclosure they believe in good faith, based upon advice of counsel, is required by any Legal Requirement (in which case the disclosing party will advise the other party prior to making the disclosure). Seller and Buyer will consult with each other concerning the means by which the Companies’ employees, customers, and suppliers and others having dealings with the Companies will be informed of the transactions contemplated hereby, and Buyer will have the right to be present for any such communication.

15.3. Confidentiality

Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Companies to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Companies in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by any Legal Requirement. Notwithstanding the foregoing, Buyer an announcement may be made to employees of the Companies regarding this Agreement and the transactions contemplated hereby.

If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

15.4. Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt) or electronic mail, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties). A copy of any notice, consent, waiver or other communications shall also be sent by electronic mail to the recipient’s address set forth below; provided, however, that the failure to comply with this requirement shall not affect the effectiveness of such notice, consent, waiver or other communication if the other provisions of this Section 15.4 are followed.

Seller:

Mustafa Mehmet Corporation

ATTN: Harvey R. Clapp, III, President

5030 Anchor Way

Christiansted, Vl 00820

Phone: 340-719-3885

Facsimile No.: 340-719-3888

E-Mail: hrclapp3@aol.com

with copy to:

Donovan M. Hamm, Jr., Esq.

Hamm Law Firm

5030 Anchor Way

Christiansted, VI 00820-4521

Phone: 340-773-6955

Facsimile No.: 340-773-3092

E-Mail: dmh@hammlawvi.com

Buyer:

TransAtlantic Worldwide Ltd.

ATTN: Matthew McCann

5910 N. Central Expressway, Suite 1755

Dallas, Texas 75206

Phone: 214-220-4323

Fax: 214-265-4711

E-Mail: matt.mccann@tapcor.com

with a copy to:

Scott C. Larsen

Executive Vice President

TransAtlantic Petroleum Ltd.

5901 N. Central Expressway, Suite 1755

Dallas, TX 75206

Phone: 214-220-4323

E-Mail: scott.larsen@tapcor.com

15.5. Further Assurances

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

15.6. Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

15.7. Entire Agreement and Modification

This Agreement (including all Exhibits and Schedules hereto) supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

15.8. Exhibits

In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits attached hereto, the statements in the body of this Agreement will control.

15.9. Assignments, Successors, and No Third-Party Rights

Except as provided in ARTICLE 14,

(a) neither party may assign any of its rights under this Agreement without the prior consent of the other parties;

(b) this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties;

(c) nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement; and

(d) this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

15.10. Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

15.11. Section Headings; Construction

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

15.12. Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

15.13. Dispute Resolution

In the event of any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement including any question regarding its existence, validity or termination (a “Dispute”), such Dispute shall be referred to and finally resolved by arbitration under the American Arbitration Association (“AAA”) Rules, which rules are deemed to be incorporated by reference into this Agreement. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be in Dallas Texas. The language to be used in the arbitral proceedings shall be in English. The parties will choose the arbitrators from a list of arbitrators maintained by AAA in Dallas, Texas. The arbitration panel shall have the right to allocate to the prevailing party the right to recover expenses from the non-prevailing party. Any award granted by the arbitration panel to any party may be enforced by the prevailing party in any jurisdiction where the non-prevailing party resides or holds assets in such jurisdictions’ federal, state, territorial, provincial, local or other courts.

15.14. Governing Law

This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas.

15.15. Counterparts

This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

SELLER

MUSTAFA MEHMET CORPORATION

Date:	November 8, 2010	/s/ Harvey R. Clapp III
By: Harvey R. Clapp, III, President

BUYER

TRANSATLANTIC WORLDWIDE LTD.

Date:	November 8, 2010	/s/ Matthew W. McCann
By: Matthew McCann, Director